EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 21, 2002



                        GRAPHON CORP. ANNOUNCES AGREEMENT
                     TO ACQUIRE TELECOMMUNICATIONS ENTITIES



Bellevue, WA USA - August 21, 2002 - GraphOn(R) Corporation (Nasdaq:GOJO), (http://www.GraphOn.com), developer of award-winning connectivity software that provides fast remote access to applications for Windows, UNIX and Linux applications, today announced that it had entered into an agreement to acquire three privately-held, affiliated entities in the telecommunications industry.

The first of these entities is Cidco Communications Corporation, a company that provides feature-rich residential telephone equipment to telephone operating companies in global markets. Based in Morgan Hill, California, Cidco has had a long history of selling to the global telephone operating companies, commonly known as "telcos", and pioneered the equipment that allowed Caller ID services. CIDCO has a broad line of telephone products, which offer enhanced features such as Caller ID, Call Forwarding, Call Waiting and Answering Services. Cidco treats telecom operating companies as an exclusive distribution channel, and its products are not available in the retail market.

The second of these entities is Cortelco Inc. located in Corinth, Mississippi. Cortelco has over 100 years of history of providing high quality reliable telephone equipment to the communications industry. It was formerly a part of ITT. Cortelco's strongest distribution channel is through major distributors, such as Graybar and Alltel. In addition, Cortelco sells telephones to a number of telephone service providers worldwide.

The third of these entities is SLL Communications Corporation, also in Morgan Hill, California. SLL is a new start-up company established to develop voice over IP telephone products.

GraphOn expects that following its acquisition of these three entities, GraphOn will have annual revenues in excess of $75.0 million.

In order to complete the proposed acquisition, first announced in May 2002, GraphOn will have to file and clear proxy solicitation materials and obtain the approval of GraphOn's stockholders. Closing is expected to occur in November 2002. Upon completion of the acquisition, GraphOn's current stockholders will retain ownership of approximately 30% of GraphOn's outstanding common stock. GraphOn anticipates that its common stock will continue to be traded on the Nasdaq Small-Cap Market following the completion of this transaction.

About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software instantly provides fast remote access, cross-platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global(R), any application can be simply and easily web-enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Bellevue, Washington and is traded on the Nasdaq Small-Cap Market under the ticker GOJO (Nasdaq:GOJO). For more information, please visit GraphOn's web site at http://www.GraphOn.com.

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This press release contains  statements that are forward-looking as that term is defined in the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the SEC. GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.

GraphOn will file a proxy statement/prospectus and other relevant documents with the SEC concerning the proposed acquisition transaction. Investors are urged to read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, investors may obtain documents filed with the SEC by GraphOn free of charge by requesting them in writing from GraphOn Corporation, 11711 South East 8th Street, Suite 215, Bellevue, Washington 98005; Attention: Corporate Secretary, or by telephone, at
(425) 818-1400.

GraphOn and its directors and executive officers, and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of GraphOn in connection with the merger. Information about the directors and executive officers of GraphOn and their ownership of GraphOn common stock is set forth in GraphOn's annual report on Form 10-K, as amended. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

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